EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into effective as of May 16, 1996, by and between CII Acquisition Corporation, a California corporation ("Merger Sub") and Patrick Cline (the "Employee"), with reference to the following facts:

                            Recitals

          A. Quality Systems, Inc., a California corporation ("QSI"), Merger Sub, Clinitec International, Inc., a Pennsylvania corporation ("Clinitec"), and certain principal shareholders of Clinitec have entered into that certain Agreement and Plan of Merger dated May 16, 1996 (the "Merger Agreement"), pursuant to which Clinitec shall merge (the "Merger") with and into Merger Sub, a wholly-owned subsidiary of QSI;

          B. Merger Sub and the Employee desire to enter into an employment relationship pursuant to which the Employee will be employed by Merger Sub subsequent to the consummation of the Merger and will perform duties similar to those performed by the Employee for Clinitec prior to the consummation of the Merger;

          C. As a condition to the closing of the Merger and concurrently herewith, the Employee, Merger Sub and QSI have entered into a Non-Competition and Non-Disclosure Agreement (the "Non-Competition Agreement") also effective as of May 16, 1996, pursuant to which the Employee has agreed to refrain from competing with Merger Sub and/or QSI or taking certain other actions as outlined in the Non-Competition Agreement; and

          D. It is a condition to the closing of the Merger that Merger Sub and the Employee enter into this Agreement.

                            Agreement

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:


     1.   Duties and Performance.

          1.1 Employment and Performance. During the Term (as defined below), Merger Sub shall employ the Employee full-time and the Employee hereby accepts such employment. The parties acknowledge and agree that "full-time" shall have a meaning which is consistent with the meaning of such term in the industry in which the Company operates and shall include, if reasonably necessary, more than forty (40) hours per week. Employee shall devote all of his working hours and time to performing services for Merger Sub and shall not, during the Term hereof, hold any position with or perform any services for or on behalf of any other person in exchange for any form of remuneration whatsoever.

The Employee shall have duties and responsibilities as an employee of Merger Sub that are substantially similar to those performed by the Employee for Clinitec prior to the date hereof, subject to such reasonable changes as determined by the Board of Directors of Merger Sub and submitted in writing to Employee. Notwithstanding the preceding sentence, Employee shall have a senior executive position with Merger Sub, with such duties and responsibilities commensurate with those of senior executive officers with companies of similar size in the same industry. In addition, the Employee agrees to faithfully and diligently perform such reasonable duties and services.

          1.2 Performance Location. If the principal business office of Merger Sub is moved or relocated to a new location which is outside of the twenty-five (25) mile radius of its location as of the Effective Date of this Agreement, then Employee shall be entitled to work from his principal place of residence so long as Employee does not relocate his principal place of residence outside of a twenty-five (25) mile radius of the Employee's principal place of residence as of the date of this Agreement.

     2. No Conflict. The Employee covenants and represents that he is not a party to any agreement or understanding which impairs or prohibits his ability to enter into, and perform services under, this Agreement.

     3. Term. The Employee shall be employed by Merger Sub on a full-time basis for a term of three (3) years (the "Term"), commencing on the Closing Date (as such term is defined in the Merger Agreement); subject, however, to earlier termination as hereinafter provided. The Term shall terminate upon the Employee's death or Total Disability. For purposes of this Agreement, "Total Disability" shall mean the Employee's disability for a continuous period of one hundred twenty (120) days, if such disability prevents him from performing his duties for Merger Sub. Upon (i) the expiration of the Term or (ii) upon Employee's early, voluntary termination of this Agreement, the Employee shall, on a good faith basis, attempt to be available to consult with Merger Sub or QSI regarding Merger Sub's and/or QSI's products, and the payment for such services shall be mutually agreeable to the Employee and Merger Sub. The immediately preceding sentence shall survive the termination or expiration of this Agreement.

     4.   Compensation.

          4.1 Annual Compensation. Subject to the limitations set forth in Section 4.2 below, Employee shall receive the following compensation:

             (i) Base Salary. Employee shall receive a base annual salary of One Hundred Fifty-Three Thousand Dollars ($153,000) (the "Base Salary") payable in installments on such dates consistent with Merger Sub's payroll procedures;

             (ii) Additional Compensation. Employee shall be entitled to commission and bonuses (collectively "Additional
     Compensation") computed upon such formula and payable at such times as set forth in Schedule A hereto; and

             (iii) For purposes of this Agreement, the following terms shall have the meanings indicated below:

               (a) The term "non-QSI Revenues" shall mean total revenues of Merger Sub (following consummation of the Merger) less revenues generated from sales to QSI.

               (b) The term "QSI Contribution" shall mean total revenues of Merger Sub (following consummation of the Merger) generated from sales to QSI, less aggregate sales commissions paid on such sales to Merger Sub's sales representatives.


          4.2  Maximum Annual Compensation.  Subject to Section
5.2 hereof, during the Term, the Employee's total annual compensation hereunder (including, without limitation, Base Salary and any Additional Compensation) shall be capped for each successive fiscal year under the Term hereof as follows (hereinafter, as to the maximum annual compensation for each fiscal year, a "Cap"):

             (i)    for the fiscal year ending March 31, 1997:
     $250,000 (the aggregate compensation received from Clinitec by Employee from April 1, 1996 through consummation of the Merger is deemed to have been paid by Merger Sub for purposes of computing the Employee's total annual compensation paid for the fiscal year ending March 31,
     1997);

             (ii)   for the fiscal year ending March 31, 1998:
     $275,000; and

             (iii)  for the fiscal year ending March 31, 1999:
     $302,000

          Notwithstanding the preceding fiscal year Caps on annual compensation, the compensation limits applicable to the fiscal years 1998 and 1999 shall be subject to the criteria set forth in Schedule B hereto. Merger Sub will be entitled to offset against any future amounts owed to Employee payments made to Employee in excess of the Caps described above.

          4.3 Employee Benefits. Employee shall be entitled to participate, subject to the provisions, rules and regulations applicable thereto, including provisions empowering the Board of Directors of Merger Sub to modify and/or terminate any such plan or programs, in all Merger Sub employee benefit plans or programs (including vacation time, sick leave and holidays) in accordance with the terms and conditions thereof. The benefit plans or programs made available to Employee shall be commensurate with those plans or programs made available to employees of QSI with similar positions and duties.

          4.4 Expenses. In accordance with Merger Sub's policies established from time to time, Merger Sub will pay or reimburse the Employee for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the prior authorization thereof or subsequent presentment of appropriate receipts and vouchers therefor.

     5.   Termination.

          5.1 Termination by the Merger Sub for Cause. At any time, at its sole option, Merger Sub shall have the right to immediately terminate the Employee's employment hereunder by written notice to the Employee upon any of the following occurrences:

             (i) the Employee's conviction of a felony or other serious crime;

             (ii) the Employee's gross negligence or willful misconduct which results in material injury to QSI and/or
     Merger Sub;

             (iii) the Employee's willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, QSI and/or Merger Sub;

             (iv) a material breach by the Employee of any of the terms or conditions of (A) this Agreement or (B) the Non-Competition Agreement; provided, that Merger Sub shall not be permitted to terminate the Employee's employment pursuant to (A) above without at least thirty (30) days prior written notice specifying the breach and permitting the Employee a reasonable opportunity to cure such breach;

             (v) If Employee materially fails to perform the reasonably assigned duties hereunder; provided that Employee shall be provided with at least thirty (30) days prior written notice specifying such failure and permitting Employee a reasonable opportunity to cure such failure;

             (vi) in the event that Merger Sub's income from operations as determined in accordance with generally accepted accounting principles applied on a consistent basis ("Income from Operations") excluding the QSI Contribution is not at least Seven Hundred Fifty Thousand Dollars ($750,000) for the fiscal year ending March 31, 1997; or

             (vii) in the event that Merger Sub does not attain a minimum increase of fifteen percent (15%) in Income from Operations excluding the QSI Contribution for the fiscal year ending March 31, 1998 as compared to the corresponding amount for the fiscal year ending March 31, 1997.

          5.2 Voluntary Termination by the Employee; Payments Upon Voluntary Termination or Termination for Cause. The Employee shall have the right to voluntarily terminate his employment hereunder at any time upon fifteen (15) business days prior written notice to Merger Sub. In the event that the Employee voluntarily terminates his employment hereunder (which shall not include termination due to death or Total Disability of the Employee or the Employee's termination of this Agreement pursuant to Section 5.3 due to the breach of this Agreement by Merger Sub), or this Agreement is terminated pursuant to Section
5.1 above, Merger Sub shall pay the Employee's Base Salary and provide other compensation and benefits through the date of such termination only and shall have no responsibility for the payment of Employee's Base Salary or any other compensation or benefits to the Employee for any time period subsequent to such termination. Nothing herein shall affect Merger Sub's obligation to provide benefits as required by COBRA or any other applicable federal or state law.

          5.3  Termination by the Employee for Breach;
Termination by Merger Sub Without Cause; Payments Upon Such Termination. The Employee shall have the right to terminate his employment hereunder upon a material breach by Merger Sub of any of the terms or conditions of this Agreement; provided, that the Employee shall not be permitted to terminate his employment pursuant to this Section 5.3 without providing Merger Sub at least thirty (30) days prior written notice specifying the breach and permitting Merger Sub a reasonable opportunity to cure such breach. Notwithstanding the preceding sentence, if the breach by Merger Sub results from its failure to timely pay Employee's Base Salary, Employee may terminate his employment pursuant to this
Section 5.3 upon providing Merger Sub with at least five (5) business days prior written notice and reasonable opportunity to cure such breach. In addition, Merger Sub may terminate this Agreement upon fifteen (15) business days prior written notice "without cause" (i.e., without reason or for any reason other than pursuant to Section 5.1 above). If Merger Sub exercises its rights pursuant to this Section 5.3, Merger Sub shall pay to the Employee, as his sole and exclusive remedy, (i) the Base Salary,
(ii) Additional Compensation and (iii) any and all employee benefits (including health insurance) that the Employee would have received had he remained in the employ of Merger Sub through the end of the Term. If Employee exercises his rights pursuant to this Section 5.3, Merger Sub shall pay to Employee, as his sole and exclusive remedy, items (i) and (iii) in the preceding sentence that he would have received had he remained in the employ of Merger Sub through the end of the Term. Any amounts payable under this paragraph shall be paid according to the same schedule as would have applied if the Employee had remained in the employ of Merger Sub.

     6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Merger Sub, and, unless clearly inapplicable, all references herein to Merger Sub shall be deemed to include any such successor. In addition, this Agreement shall be binding upon and inure to the benefit of the Employee and his heirs, executors, legal representatives and assigns; provided, that this Agreement and any provision hereunder shall not be assigned, transferred or delegated by Employee without the prior written approval of the Board of Directors of Merger Sub.

     7. Entire Agreement; Waivers. This Agreement and the Non-Competition Agreement constitute the entire agreement between the parties with respect to the subject matter hereof. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     8. Severability. All provisions contained herein are severable and in the event that any of them shall be held to be to any extent invalid or otherwise unenforceable by any court of competent jurisdiction, such provision shall be construed as if it were written so as to effectuate to the greatest possible extent the parties' expressed intent; and in every case the remainder of this Agreement shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein.

     9. Notices. All notices, requests, demands, and other communications provided for hereunder shall be in writing and shall be deemed to have been duly given upon receipt if
(i) delivered in person; (ii) given by facsimile; (iii) sent by Federal Express or other nationally recognized overnight delivery service, charges paid by the sender, or (iv) upon the earlier of receipt or five (5) business days after being sent by registered or certified mail, return receipt requested, with proper postage prepaid, as follows:

     To the Employee at: Patrick Cline
                         Clinitec International, Inc.
                         Cedar Creek Corporate Center
                         195A Witmer Road
                         Horsham, PA  19044
                         Facsimile No. (215) 957-5493

     With a copy to:     Buchanan Ingersoll
                         500 College Road East
                         Princeton Forrestal Center
                         Princeton, NJ 08540-6615
                         Attn:  William J. Thomas, Esq.
                         Facsimile No. (609) 520-0360

     To the Company at:  Quality Systems, Inc.
                         17822 East 17th Street
                         Suite 210
                         Tustin, CA 92680
                         Attn: Sheldon Razin, Chief Executive Officer Facsimile No. (714) 731-9494

     With a copy to:     Brobeck, Phleger & Harrison LLP
                         4675 MacArthur Court, Suite 1000
                         Newport Beach, CA 92660
                         Attn:  Bruce R. Hallett, Esq.
                         Facsimile No. (714) 752-7522

     10. Applicable Law. The terms of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania applicable to agreements entered into, to be wholly performed in and among residents exclusively of, Pennsylvania, without regard to the conflicts of law provisions thereof.

     11. Termination of Other Agreements. Upon the effective date of this Agreement, all other employment, severance or other similar agreements between the Employee and Clinitec and/or any affiliate, subsidiary or parent company of Clinitec, if any, shall immediately terminate and be of no further force and effect and no payments or other provisions regarding benefits or payment of any other amounts shall be made thereunder, notwithstanding any provision to the contrary set forth therein.

     12. Liquidated Damages. Employee acknowledges and agrees that his employment by Merger Sub is necessary to maintain the goodwill of Clinitec's business as operated by Merger Sub following the Merger, and that this Agreement is a condition to consummation of the Merger by QSI and Merger Sub. Employee, Merger Sub and QSI acknowledge and agree that the business of Clinitec, as operated by Merger Sub subsequent to the Merger, will suffer loss of business relations and other goodwill if (A) Employee resigns or voluntarily terminates this Agreement prior to its expiration or (B) this Agreement is terminated for cause under Section 5.1 (except for subsections (vi) and (vii) thereof), and that it will be extremely difficult to ascertain or quantify the actual amount of damages or loss suffered by QSI or Merger Sub as a result of such resignation or termination. Accordingly, Employee agrees to pay to Merger Sub as liquidated damages the amounts as specified below if (X) Employee terminates this Agreement prior to the expiration of its Term for any reason other than pursuant to and in accordance with the provisions of
Section 5.3 for breach of this Agreement by Merger Sub or (Y) Merger Sub terminates this Agreement for cause under Section 5.1 (except for subsections (vi) and (vii) thereof) prior to the expiration of its Term. Employee shall be entitled to pay up to one-half (1/2) of a required liquidated damages payment in QSI Stock (to the extent Employee owns sufficient amounts of QSI Stock) valued at the average of the closing trading price for QSI Stock over the twenty (20) day period ending on the termination date.

                       Liquidated Damages

             (i) $2.0 Million if terminated during the first year of the Term;

             (ii) $1.5 Million if terminated during the second year of the Term; and

             (iii) $1.0 million if terminated during the third year of the Term.

     13. Obligations of QSI. As inducement for Employee to enter into this Agreement with Merger Sub, QSI guarantees the full and prompt performance of each of Merger Sub's duties and obligations hereunder.

     14. Assignment of Inventions. All inventions, computer programs and associated documentation, whether or not patentable, made or conceived solely or jointly by Employee during the period of Employee's employment hereunder, which relate in any manner to the actual or anticipated business, including research and development, of QSI, Merger Sub or any of their affiliates (collectively, the "Company") or are suggested by or result from work assigned to Employee or work performed by Employee, shall be the property of the Company. By executing this Agreement, Employee agrees as follows:

             (i) Employee will promptly and fully disclose in writing to the Company all such inventions, computer programs and associated documentation.

             (ii) Employee will cooperate with the Company in all proper ways to protect the Company's rights therein, including the execution of papers deemed by the Company to be desirable or necessary to enable the Company to apply for, secure, and maintain patent or copyright protection thereon in the United States and in foreign countries.

                   [Signature Pages to Follow]

       Counterpart Signature Page to Employment Agreement


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                         CII ACQUISITION CORPORATION


                         By:  /s/ Sheldon Razin

                         Its:     Chief Executive Officer

                         QUALITY SYSTEMS, INC.

                         By:  /s/ Sheldon Razin

                         Its:     President


                         EMPLOYEE

                         By:  /s/ Patrick Cline

                                  Patrick Cline